Exhibit 99.1



                         [OREMET<Registered Trademark> Titanium Letterhead]



                                October 20, 1997


To Our Shareholders:


         We are pleased to inform you that Oregon Metallurgical Corporation (the "Company") adopted a Rights Agreement. After careful consideration, the Board of Directors determined that adopting the Rights Agreement would preserve, for all shareholders, the long-term value of their investment in the Company. The Rights Agreement will not prevent a purchase of the Company on terms that are fair and in the best interest of the shareholders but will discourage coercive or inadequate takeover attempts. A number of U.S. companies have adopted share purchase rights plans similar to the Rights Agreement in an effort to make sure all shareholders receive a fair price and are treated equally in a takeover. The Rights Agreement was not adopted in response to any takeover attempt directed at the Company.

         In connection with the Rights Agreement, on December 12, 1996, the Board of Directors declared a dividend of a right to purchase one-fifth of a share of common stock, par value $1.00 ("Common Share") and a note for each Common Share of the Company outstanding on January 3, 1997. On April 24, 1997, the Company's Restated Articles of Incorporation were amended to increase the number of authorized Common Shares from 25 million to 80 million. On July 24, 1997, the Board of Directors amended the Rights Agreement to replace the right with the right to purchase one Common Share (the "Right"). The Rights are issued subject to the terms of the Rights Agreement dated December 12, 1996, and amended July 24, 1997, between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent.

         Under the Rights Agreement, the Rights will initially be evidenced by and traded with the common stock and will not be exercisable. In the absence of further Board action, the Rights will generally become exercisable upon the occurrence of certain hostile takeover-related events, including the acquisition of 20% of the Company's outstanding common stock without approval of the Board of Directors of the Company. Once exercisable, the Rights entitle holders to purchase common stock of the Company at a 50% discount. The Rights held by persons whose common stock ownership exceeds 20% (or 15% in some cases) will be void. Under certain circumstances, the Rights will entitle the holder to purchase shares of capital stock of an acquiring entity at a 50% discount.

         The Rights are redeemable by the Board of Directors of the Company for a price of $.01 per right at any time prior to the time they become exercisable. The Rights will expire on December 11, 2006, unless redeemed, exchanged or amended by the Board of Directors subsequent to that time.

         The issuance of the Rights is not a taxable event to the Company or the shareholders. A summary of the Rights is enclosed. We urge you to review the summary carefully and to retain a copy for your records.

         In adopting the Rights Agreement, the Board of Directors has determined that you, our shareholders, be given every opportunity to participate fully in the future of the Company. We look forward to our continued relationship with you as a shareholder of Oregon Metallurgical Corporation.


                                        Sincerely,

                                        /s/ Carlos E. Aguirre
                                        Carlos E. Aguirre
                                        Chairman of the Board, President
                                        and Chief Executive Officer


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